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                                                                     EXHIBIT 4.2




                        [FORM OF FACE OF EXCHANGE NOTE]


                                                                           CUSIP


                           JAMES CABLE PARTNERS, L.P.
                           JAMES CABLE FINANCE CORP.


No. B-                                                                       $


                     10 3/4% SERIES B SENIOR NOTE DUE 2004


                 JAMES CABLE PARTNERS, L.P., a Delaware limited partnership (the "Company"), and JAMES CABLE FINANCE CORP., a Michigan corporation ("Finance Corp." and, together with the Company, the "Issuers"), for value
received, promise to pay to                       or registered assigns the
principal sum of $                      dollars on August 15, 2004.

Interest Payment Dates:  February 15 and August 15

Record Dates:  February 1 and August 1

                 Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.
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                 IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by their duly authorized officers.

                                   JAMES CABLE PARTNERS, L.P.

                                   By:  James Communications
                                        Partners, a Michigan
                                        co-partnership, its
                                        General Partner

                                   By:  Jamesco, Inc., a Michigan
                                        corporation, its
                                        Partner

                                   By:
                                        ------------------------------
                                        Name:  William R. James
                                        Title: President

                                   By:  DKS Holdings, Inc.,
                                        a Michigan corporation
                                        its partner

                                   By:
                                        ------------------------------
                                        Name:  Daniel K. Shoemaker
                                        Title: President

                                   JAMES CABLE FINANCE CORP.

                                   By:
                                        ------------------------------
                                        Name:  William R. James
                                        Title: President

                                   By:
                                        ------------------------------
                                        Name:  Daniel K. Shoemaker
                                        Title: Treasurer


Dated:





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Certificate of Authentication

                 This is one of the Notes referred to in the within-mentioned Indenture.

                                        UNITED STATES TRUST COMPANY OF
                                        NEW YORK, as Trustee


                                        By:
                                            -------------------------------
                                             Authorized Signatory





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                       [FORM OF REVERSE OF EXCHANGE NOTE]

                           JAMES CABLE PARTNERS, L.P.
                           JAMES CABLE FINANCE CORP.

                     10 3/4% SERIES B SENIOR NOTE DUE 2004


                 1. Interest. James Cable Partners, L.P., a Delaware limited partnership (the "Company"), and James Cable Finance Corp., a Michigan corporation ("Finance Corp." and, together with the Company, the "Issuers"), promise to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 10 3/4% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including August 15, 1997 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each February 15 and August 15, commencing February 15, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at a rate of 10 3/4% per annum.

                 2. Method of Payment. The Issuers will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on February 1 or August 1 next preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Interest may be paid by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes.

                 3. Paying Agent and Registrar. Initially, United States Trust Company of New York (the "Trustee") will act as a Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice. Neither the Issuers nor any of their Affiliates may act as Paying Agent or Registrar.

                 4. Indenture. The Issuers issued the Notes under an Indenture dated as of August 15, 1997 (the "Indenture") among the Issuers and the Trustee. This is one of an issue of Notes of the Issuers issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Section Section 77aaa-77bbbb), as amended from time to time. The Notes are subject to all





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such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture. The Notes are obligations of the Issuers limited in aggregate principal amount to $100.0 million.

                 5. Optional Redemption. The Issuers, at their option, may redeem the Notes, in whole or in part, at any time on or after August 15, 2001 upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount), set forth below, together, in each case, with accrued and unpaid interest to the Redemption Date, if redeemed during the twelve month period beginning on August 15 of each year listed below:

           Year                                              Redemption Price
           ----                                              ----------------
           2001  . . . . . . . . . . . . . . . . . . . .         105.375%

           2002  . . . . . . . . . . . . . . . . . . . .         102.687%

           2003 and thereafter . . . . . . . . . . . . .         100.000%

                 Notwithstanding the foregoing, the Issuers may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time on or prior to August 15, 2000 at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date with the net proceeds of one or more Public Equity Offerings; provided, that at least $65.0 million of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

                 6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Issuers default in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

                 7. Offers to Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Issuers shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.





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                 8.       Denominations, Transfer, Exchange.  The Notes are in
registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes or portion of a Note selected for redemption, or register the transfer of or exchange any Notes for a period of 15 days before selection of Notes to be redeemed.

                 9. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

                 10. Unclaimed Money. If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee will pay the money back to the Issuers at their written request. After that, Holders entitled to the money must look to the Issuers or Guarantors for payment as general creditors unless an "abandoned property" law designates another Person.

                 11. Amendment, Supplement, Waiver, Etc. The Issuers, the Guarantors, and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and making any change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Issuers, the Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the Notes to be affected.

                 12. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Issuers and their Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of their Capital Stock or certain Indebtedness, make certain Investments, create or incur Liens, enter into transactions with Affiliates, enter into agreements restricting the ability of Subsidiaries to pay dividends and make distributions, issue Preferred Stock of any Subsidiaries of the Issuers, enter into Sale and Leaseback Transactions and on the ability of the Issuers and Guarantors to merge or consolidate with any other Person or transfer all or substantially all of the Issuers' or Guarantors' assets.





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Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.04 of the Indenture, the Issuers must annually report to the Trustee on compliance with such limitations.

                 13. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article 5 of the Indenture, the predecessor corporation will, except as provided in Article 5, be released from those obligations.

                 14. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) of the Indenture with respect to the Issuers, the General Partner or any Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, by written notice to the Trustee and the Issuers, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the outstanding Notes shall, declare all principal of and accrued interest on all Notes to be immediately due and payable and such amounts shall become immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) of the Indenture occurs with respect to the Issuers, the General Partner or any Significant Subsidiary, the principal amount of and interest on, all Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests. The Issuers must furnish an annual compliance certificate to the Trustee.

                 15. Trustee Dealings with Issuers. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers, the General Partner or their Affiliates, and may otherwise deal with the Issuers, the General Partner or their Affiliates, as if it were not Trustee.





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                 16.      No Personal Liability of Certain Persons.  No
director, officer, employee, partner, interest holder or shareholder, as such, of either Issuer or of the General Partner, will have any liability for any obligations of either of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy. Absent such waiver and release, under the Delaware Revised Uniform Limited Partnership Act, as amended, the Holders of the Notes would have been able to proceed against the General Partner in the event of nonpayment thereof, and such Holders would have been able to proceed against the limited partners of the Company only if the limited partners received distributions from the Company and, at the time of such distributions, they knew that the Company's total liabilities exceeded the fair value of the Company's assets.

                 17. Discharge. The Issuers' obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

                 18. Guarantees by Future Subsidiaries. The Notes will be entitled to the benefits of certain Guarantees by future subsidiaries made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

                 19. Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this Note.

                 20. Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS NOTE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. The Trustee, the Issuers and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.





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                 21.      Abbreviations.  Customary abbreviations may be used
in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                 The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                          JAMES CABLE PARTNERS, L.P..
                          710 North Woodward Avenue, Suite 180
                          Bloomfield Hills, Michigan  48304

                          Attention:  Chief Financial Officer





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                                   ASSIGNMENT


I or we assign and transfer this Note to:

         (Insert assignee's social security or tax I.D. number)
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Print or type name, address and zip code of assignee)

and irrevocably appoint:

________________________________________________________________________________
________________________________________________________________________________

Agent to transfer this Note on the books of the Issuers. The Agent may substitute another to act for him.





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                       OPTION OF HOLDER TO ELECT PURCHASE


                 If you want to elect to have all or any part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.16 of the Indenture, check the appropriate box:

                 [ ] Section 4.10                    [ ] Section 4.16

                 If you want to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$____________________
(multiple of $1,000)

Date:  ___________________

    Your Signature:  ___________________________________________________________
                    (Sign exactly as your name appears on the face of this Note)


_________________________
Signature Guaranteed





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